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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                                 US Unwired Inc.
 ------------------------------------------------------------------------------
                                (Name of issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    90338R104
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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                                       13G

CUSIP NO. 90338R104                                            PAGE 2 OF 5 PAGES



--------------------------------------------------------------------------------
1              NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Thomas G. Henning
--------------------------------------------------------------------------------
2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)[ ]
                                                                    (b)[ ]

--------------------------------------------------------------------------------
3              SEC USE ONLY

--------------------------------------------------------------------------------
4              CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
                                 6,801,173
    NUMBER OF             ------------------------------------------------------
     SHARES               6      SHARED VOTING POWER
  BENEFICIALLY                   31,937
    OWNED BY              ------------------------------------------------------
      EACH                7      SOLE DISPOSITIVE POWER
    REPORTING                    6,801,173
   PERSON WITH            ------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER
                                 31,937
--------------------------------------------------------------------------------
9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               6,833,110
--------------------------------------------------------------------------------
10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                       [ ]

--------------------------------------------------------------------------------
11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               5.3%
--------------------------------------------------------------------------------
12             TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

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                                       13G

CUSIP NO. 90338R104                                            PAGE 3 OF 5 PAGES

ITEM 1.

(a) Name of Issuer:

US Unwired Inc.

(b) Address of Issuer's Principal Executive Offices:

901 Lakeshore Drive, Lake Charles, Louisiana 70601

ITEM 2.

(a) Name of Person Filing:

Thomas G. Henning

(b) Address of Principal Business Office or, if none, Residence:

901 Lakeshore Drive, Lake Charles, Louisiana 70601

(c) Citizenship:

USA

(d) Title of Class of Securities:

Common Stock

(e) CUSIP Number:

90338R104

ITEM 3. If this statement is filed pursuant to (S) 240.13d-1(b), or (S) 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

(a) [ ] Broker or dealer registered under Section 15 of the Act.

(b) [ ] Bank as defined in Section 3(a)(6) of the Act.

(c) [ ] Insurance company as defined in Section 3(a)(l9) of the Act.

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                                       13G

CUSIP NO. 90338R104                                            PAGE 4 OF 5 PAGES


(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

(e) [ ] An investment adviser in accordance with (S)240.13(d)-1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund in accordance with
        (S)240.13d-1(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with
        (S)240.13d-1(b)(1)(ii)(G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(l4) of the Investment Company Act of 1940.

(j) [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

ITEM 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

The following information is given as of the date of filing of this amended statement.

(a) Amount Beneficially Owned: 6,833,110

(b) Percent of Class: 5.3%

(c) Number of shares as to which the person has:

         (i) sole power to vote or to direct the vote 6,801,173

         (ii) shared power to vote or to direct the vote 31,937

         (iii) sole power to dispose or to direct the disposition of 6,801,173

         (iv) shared power to dispose or to direct the disposition of 31,937

ITEM 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

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                                       13G

CUSIP NO. 90338R104                                            PAGE 5 OF 5 PAGES

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person

Of the 6,833,110 shares reported herein as beneficially owned by the Reporting Person, 2,295,511 are held by him as trustee or custodian for minor children, as to which the Reporting Person disclaims beneficial ownership.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

ITEM 8. Identification and Classification of Members of the Group

Not Applicable

ITEM 9. Notice of Dissolution of Group

Not applicable.

ITEM 10. Certification

None.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 17, 2004
                                         ---------------------------------------
                                                          Date

                                                /s/ Thomas G. Henning
                                         ---------------------------------------
                                                        Signature

                                                    Thomas G. Henning
                                         General Counsel and Corporate Secretary
                                         ---------------------------------------
                                                        Name/Title